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                      E. I. du Pont de Nemours and Company
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

                             DuPont Position on PFOA

DuPont's Commitment to Safety

DuPont is committed to putting our science to work to ensure our workers are safe, the public is safe, our products are safe and the environment is well protected. DuPont products made with or containing trace amounts of PFOA are safe for consumers - this has been verified by regulatory agencies in the United States and in other countries. To date, there are no known human health effects associated with PFOA. Based on health and toxicological studies conducted by DuPont and other researchers, DuPont believes the weight of evidence indicates that PFOA exposure does not pose a health risk to the general public. Nevertheless, the presence of PFOA at low levels in the blood of the general population has raised questions that need to be addressed. This has also resulted in uncertainties in the marketplace. As a result, we are using our science to create environmentally sustainable, competitively superior solutions to meet and exceed our customers' needs.

Background

In late 2002, the U.S. Environmental Protection Agency (EPA) initiated a review of PFOA that led to a public process to develop new data on the issue and reduce scientific uncertainties surrounding pathways of human exposure and potential risks. That process, formally launched early in 2003, included drafting a preliminary risk assessment; soliciting letters of intent from fluoropolymer and fluorotelomer manufacturers to provide data on a range of topics involving processes, releases, production volumes and toxicity; and developing formal Toxic Substances Control Act (TSCA) Section 4 Enforceable Consent Agreements
(ECAs) and Memoranda of Understanding (MOUs). Fluoropolymer and fluorotelomer manufacturers also cooperated in developing voluntary research activities addressing potential toxicity and degradation of our products. Information developed under this process has been entered into the public docket.

DuPont has supported the EPA public process and has worked collaboratively to meet the needs of the Agency in gaining greater knowledge about PFOA and its impact on human health and the environment. In addition, DuPont will work individually and with others in industry to inform EPA's regulatory counterparts in the European Union, Canada, China and Japan about activities and new information surrounding PFOA.

EPA Positions on Safety of Products and Human Health Effects

The EPA's comments with regard to the safety of products are: "The information the EPA has available does not indicate that the routine use of household products poses a concern. At the present time, EPA does not believe there is any reason for consumers to stop using any products because of concerns about PFOA. EPA wants to emphasize that it does not have any indication that the public is being exposed to PFOA through the use of Teflon(R)-coated or other trademarked nonstick cookware. Teflon(R) and other trademarked products are not PFOA".

The EPA's comments with regard to human health effects are: "Although our risk assessment activities are not yet complete and new data may change the current picture, to date EPA is not aware of any studies specifically relating current levels of PFOA exposure to human health effects".

Stewardship

Despite the fact that PFOA is not a regulated chemical, DuPont has dramatically reduced emissions of PFOA from our facilities - having achieved a 90 percent reduction globally from 1999 to 2005. In addition, DuPont has developed technologies which will substantially eliminate PFOA content in our products and emissions from our manufacturing facilities by 2007. All of DuPont actions have been embodied within the U.S EPA PFOA 2010/2015 PFOA Stewardship Program. DuPont was the first company to join the EPA program. As a part our agreement, DuPont will report to the Agency our global progress against our commitment, and that information will be available to our shareholders and the public.

DuPont has proactively also analyzed the content, estimated potential theoretical exposure and conducted risk characterizations to assure the safety of consumer products. These studies were conducted by a third party and peer-reviewed by an independent scientific panel. The results reaffirmed DuPont's position that products are safe for their intended uses, and the use of the products would not result in quantifiable exposure to consumers.

Fluoropolymers

Product Benefits

Products made with fluoropolymers are used in many critically important applications. Because of their unique characteristics they are widely used where dependable performance is essential. Critical industrial uses for fluoropolymers include insulation for wire and cabling, low emissions fuel hoses, pollution filters, high purity handling systems for integrated chip manufacture, and valves, tubing, liners and gaskets for severe service applications.

The products and applications listed above have useful and unique properties such as resistance to chemical or environmental attack, high temperature capabilities, non-stick characteristics, and electrical properties. In addition, non-stick coated cookware facilitates healthy cooking while providing a surface that is easily cleaned.

Role of PFOA

DuPont uses PFOA as an essential processing aid to manufacture fluoropolymers. PFOA is not incorporated in the polymer itself and is largely removed in the manufacturing and conversion process for virtually all industrial fluoropolymer applications. PFOA is also removed in the conversion process for fluoropolymer cookware applications. DuPont research has found no detectable levels of PFOA in cookware products made with DuPont non-stick coatings, including those sold under the Teflon (R) brand.

Alternatives to PFOA

For fluoropolymers, to date, we have not identified any viable alternatives to the use of PFOA as a processing aid to make fluoropolymers. Therefore, DuPont has focused on PFOA emissions reductions from manufacturing operations and reducing PFOA content in our products. Since 2000, we have reduced emissions from our worldwide manufacturing plants by 90 percent with a goal of 98 percent reduction by year end 2007. DuPont has also developed low PFOA dispersion products using new technology under the "Echelon" brand. These new products are being launched in 2006 and several grades are fully commercialized.

Fluorotelomers

Product Benefits

Products made with fluorotelomers are used in many critically important applications. Because of their unique characteristics they are widely used where dependable performance is essential. Products made with fluorotelomers protect medical care providers against blood-borne pathogens and provide superior performance in extinguishing hydrocarbon fires, and can contribute significant environmental benefits by extending the life of and providing easier maintenance of many consumer products.

The products and applications listed above bring consumers many benefits, which include ease of care, reduced maintenance, and extended life for a broad range of articles used every day.

Role of PFOA

DuPont uses a completely different chemistry and manufacturing process to produce fluorotelomers, also known as DuPont(TM) Teflon(R) and Zonyl(R) stain-, water- and grease-repellant products. Fluorotelomer products are not made with PFOA, nor is PFOA added during the manufacture of these products. However, PFOA is found in trace amounts in some fluorotelomer products as an unintended by-product of the manufacturing process.

Alternatives

DuPont is committed to continuous improvement of our fluorotelomer manufacturing processes and products even beyond the aggressive goals we have shared with the EPA. New products are constantly being developed to reduce our environmental "footprint", yet still maintain high levels of effectiveness and performance. Success in this effort will depend on timely review and approvals for these new products as well as marketplace acceptance. Assuming success in these areas, in the coming decade, DuPont hopes to commercialize breakthrough products that completely redefine fluorine chemistry applications in order to achieve environmentally sustainable growth of this important product line.

To further meet these goals, DuPont announced in March 2006, a $20 million investment at our Pascagoula, Mississippi First Chemical site that will help DuPont meet our commitments to EPA by reducing the presence of PFOA in fluorotelomer products. The project will reduce impurities from a chemical intermediate used in surface protection products, resulting in higher quality, more environmentally friendly products. The project will use a newly developed technology to destroy trace amounts of PFOA and direct precursors at a key intermediate step in the production. Water emissions from this operation will be subjected to advanced environmental control technologies shown to be highly effective for PFOA removal. We expect products to be in the marketplace beginning in late 2006 and early 2007.

Litigation and Related Risks

Several shareholders have claimed DuPont faces significant financial risk as a result of class action settlements, civil charges, and pending litigation related to alleged health and environmental impacts of PFOA. While it cannot predict the outcome of pending litigation or foreclose the possibility of additional litigation, the Company believes its position is both factually and legally supported.

Based on its understanding and evaluation of human health and toxicology studies, the Company believes that the weight of evidence suggests that PFOA exposure does not pose a health risk to the general public. To date, no human health effects are known to be caused by PFOA even in workers who have significantly higher exposure levels than the general population. With respect to its potential obligation, under the Washington Works litigation settlement announced in 2004 to fund a medical monitoring program, it is the responsibility of the independent Science Panel established under the settlement to determine whether a probable link exists between exposure to PFOA and human disease. The Company is obligated to fund up to $235 million for a medical monitoring program only if the Science Panel makes a finding that there is a probable link between PFOA and one or more human diseases. Thus far, the Panel has not made any such determination, whether definitive or otherwise. The Company believes it is remote that the Science Panel will find any such probable link.

Moreover, if the Science Panel delivers a "No Probable Link" finding for all human diseases, all personal injury claims of any Class member are released. Stated another way, all claims for personal injury will be released except those for any disease for which the Science Panel makes such a probable link finding. Without knowing the Science Panel's conclusions, the Company cannot predict whether it will incur any such losses, although it believes it is remote that the Science Panel will find any such probable link.

With respect to the possibility of any potential additional environmental litigation, it should be noted that, as indicated on the U.S. Environmental Protection Agency website, "PFOA is very persistent in the environment and was being found at very low levels both in the environment and in the blood of the general U.S. population." Accordingly, the mere existence of PFOA in the environment or near a DuPont facility--especially at low levels-- would not support health or other damage claims.

With respect to product related litigation, it should be noted that studies using U.S. Food & Drug Administration (FDA) standard testing methods have found no detectable levels of PFOA in non-stick coatings used for cookware sold under the Teflon(R) brand. The Danish Technical Institute and China Academy of Inspection and Quarantine tested cookware with Teflon(R) non-stick coating and did not detect PFOA. Although, according to an October 2005 published study conducted by researchers at the FDA, PFOA was detected in minute quantities in cookware using extreme and abusive test methods - methods that do not reflect what happens when consumers use cookware. The FDA stated that the quantities of PFOA detected through these extreme measures were too small to measure migration of the PFOA out of the cookware.

The FDA has determined that non-stick coatings are acceptable for conventional kitchen use. Also, in 2003 the U.S. Consumer Product Safety Commission rejected a petition to require a label warning for non-stick coatings. And a peer-reviewed study commissioned by DuPont and published in June 2005 concluded that consumer products - including cookware, carpeting and apparel - manufactured with DuPont's materials containing trace levels of PFOA are safe to use. Commenting on PFOA as an essential processing aid in the manufacture of fluoropolymers, the United States Environmental Protection Agency (EPA) has said it "does not believe there is any reason for consumers to stop using any consumer or industrial related products."

Accordingly, the Company does not believe that these product-related lawsuits have any merit and, therefore, believes it is remote that it will incur material losses.

Summary

Through the use of our science and technology in this manner, DuPont believes that the EPA's goals to protect human health and the environment can be achieved while continuing to provide fluoropolymer and fluorotelomer products to meet customer needs and contribute to shareholder value.




This document contains forward-looking statements based on management's current expectations, estimates and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in DuPont's 2005 annual report on Form 10-K under Cautionary Statements and Risk Factors, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, and policies, including those enacted to regulate the discharge of materials into or to otherwise protect the environment, of countries in which the company does business; and changes in current estimates of contingent liabilities, including litigation, which could arise from, for example, a final adverse judgment, significant settlement or changes in applicable law.